Exhibit 99.1

News Release

Contact:	Zvi Eiref
Chief Financial Officer
609 / 279-7666

CHURCH & DWIGHT REPORTS 2005 EARNINGS OF $1.83 PER SHARE

FOURTH QUARTER GAAP EARNINGS INCREASED ON STRONG SALES GROWTH

PRINCETON, NJ, FEBRUARY 7, 2006 –Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the year ended December 31, 2005 of $122.9 million or $1.83 per share, an increase of $0.47 per share or 35% over last year’s $88.8 million or $1.36 per share. Last year’s results included inventory step-up and debt refinancing charges of $0.30 per share related to the acquisition of the 50% interest in Armkel which the Company did not already own prior to May 28, 2004. Excluding these charges, this year’s earnings of $1.83 per share would have been $0.17 per share or 10% higher than last year’s adjusted $1.66 per share.

James R. Craigie, President and Chief Executive Officer, commented, “We are satisfied with this year’s earnings growth which was achieved in a tough cost environment. Although our gross margin declined in 2005 after several years of steady growth, with the aggressive pricing and other actions recently taken, we expect to be able to achieve significant margin improvement in 2006.”

Fourth quarter net income was $16.2 million or $0.25 per share, an increase of $0.07 per share from last year’s net income of $11.9 million or $0.18 per share. As previously announced, this year’s fourth quarter results included charges of over $17 million related to the shutdown of a small plant in Europe, restructuring activity at several other locations, and hurricane-related costs, more fully described below; last year’s results included a $14.9 million charge related to the early redemption of long-term debt.

Fourth quarter sales increased to $431.3 million, a $26.3 million or 6.5% increase over last year’s $405.0 million. Excluding the effect of foreign exchange fluctuations, promotion reserve adjustments, and a minor acquisition, organic sales growth for the quarter was also 6.5%.

At the product line level, fourth quarter household products sales increased 7% due to strong growth for liquid laundry detergent and pet products; and personal care sales increased 2% due to higher sales for condoms and diagnostic kits, partially offset by lower sales for toothpaste and antiperspirants. Consumer international sales were 9% higher, led by growth in Canada, Mexico and Brazil. Specialty products sales increased 8% due to growth in animal nutrition and specialty chemicals.

At the brand level, sales of Arm & Hammer® and Xtra® liquid laundry detergent, Arm & Hammer Super Scoop® cat litter, Trojan® condoms and First Response® pregnancy kits were all substantially higher than last year.

Full year reported sales of $1,736.5 million were 19% above last year’s sales of $1,462.1 million which excluded Armkel sales prior to its acquisition in May, 2004. On a comparable basis, including sales for the former Armkel business in the first five months of 2004 as well as the previously noted adjustments, organic sales growth for the year was over 4%.

As expected, fourth quarter gross profit margin declined to 32.5% compared to 38.7% in the previous year. As mentioned above, this year’s results included manufacturing charges of $11.5 million associated with the plant shutdown in Europe and restructuring activity at several other facilities. In addition, the Company estimates that hurricane damage to Gulf Coast supply facilities increased its commodity costs by around $6 million during the quarter. Excluding these items, fourth quarter gross profit margin would have been about 36.6% or 210 basis points below last year, primarily due to higher commodity costs.

For the full year, reported gross profit margin was 36.7%, slightly above last year’s margin of 36.5% which excluded Armkel for five months. On a combined basis, including the full year benefit of Armkel and other affiliates in both years, the Company’s gross margin would have been 37.6%, a 190 basis point reduction from the previous year. The margin decline reflects substantially higher commodity costs, particularly for oil-based raw and packaging materials used in the household and specialty products businesses, combined with the fourth quarter manufacturing charges described above. These cost increases were partially offset by substantial cost improvements, as well as price increases for about 20% of the Company’s U.S. consumer products which were implemented during late 2004 and 2005.

Fourth quarter operating profit of $31.9 million was $6.6 million below last year, due to the gross margin reduction described above, partially offset by the higher sales, and lower marketing and selling, general and administrative expenses.

For the full year, reported operating profit of $212.8 million was $41.0 million higher than the previous year’s $171.8 million, primarily due to the addition of the Armkel business for the entire year. On a combined basis, including the full year benefit of Armkel and other affiliates in both years, operating profit would have been $222.3 million, a $2.7 million or 1.2% increase over last year, as the combination of higher sales and margin improvement programs compensated for higher commodity costs.

Below the operating profit line, this year’s fourth quarter Other Expense includes a debt refinancing charge of $1.2 million. Last year’s results included acquisition-related debt refinancing charges of $14.9 million in the quarter, and $22.9 million for the full year.

The fourth quarter tax charge reflected the reversal of prior year tax reserves of $1.4 million in 2005, and $1.6 million in the previous year. The full year tax benefit from reserve adjustments was $7.4 million in 2005, and $4.6 million in 2004.

At year-end, the Company had total outstanding debt of $756 million, and cash of $127 million, for a net debt position of $629 million, an $84 million reduction from last year’s net debt of $713 million. During the year, the Company invested about $80 million in acquisitions, and received $15 million in proceeds from the sale of two former manufacturing facilities.

Adjusted earnings before interest, taxes, depreciation and amortization as defined in the Company’s bank loan agreement which excludes certain non-cash items, are approximately $289 million for the year, as compared to $287 million for the previous year.

PRICING AND NEW PRODUCT ACTIVITY

As previously announced, the Company has implemented price increases ranging from 4% to over 10% for products representing about 35% of its U.S. consumer products portfolio, effective February 1, 2006. The products affected include Arm & Hammer and Xtra liquid laundry detergents, Arm & Hammer Super Scoop cat litter and Arm & Hammer baking soda. Due to the timing of previously agreed promotional events, the full benefit of the price increase will not be realized until the second quarter.

On the new product front, Mr. Craigie commented, “We will continue to drive organic growth in 2006 through the introduction of new and improved products in almost every category. In addition, we are pleased with the broadening of our portfolio through the introduction of the Elexa® feminine sexual health care line and the acquisition of the SpinBrush® toothbrush line.”

In family planning, the Company will continue to support the new Elexa line, with the goal of convincing women to shop for condoms and related sexual health products in the feminine hygiene section of the store. There also will be several new additions to the Trojan product line, including a new ultra-thin condom. A major enhancement to the First Response pregnancy kit product line will also be launched in the first half.

In oral and skin care, the entire Nair® depilatory product line will be relaunched with a significantly improved product in new packaging. Also in progress is the introduction of an improved version of Arm & Hammer Enamel Care™ toothpaste with Liquid Calcium® to strengthen tooth enamel. The Company will also continue to support the “back to blue” line of Arrid® antiperspirants.

In household products, the Company is currently introducing a reformulated and improved version of its Perfume & Dye Free liquid laundry detergent for sensitive skin, building on the reputation of the Arm & Hammer trademark for being strong but gentle. The Company is also expanding distribution of a concentrated version of Arm & Hammer laundry detergent powder previously only available in limited distribution. In addition, new product introductions for the pet and deodorizing categories are planned for the second and third quarters.

As previously announced, the Company completed the acquisition of the SpinBrush battery-operated toothbrush business from Procter & Gamble during the fourth quarter. During the transition period, while the seller continues to provide significant services, the Company is not consolidating sales, and accounts for the net cash received from the business as other revenue. The Company expects to complete the transition process for major markets on April 1, 2006, and will begin to consolidate the income statement on a line-by-line basis from that date.

OUTLOOK FOR 2006

The Company adopted FAS 123R relating to stock option expense, effective January 1, 2006, on a prospective basis without adjusting prior year results. The incremental charge in 2006 is expected to be about $0.08 per share.

Looking ahead, Mr. Craigie noted that the Company’s objective is to generate average annual earnings per share growth of 10-12% a year on an organic basis.

With regard to the current year, he said, “For this year, based on the timing of the price increases and new product marketing initiatives, we do not expect to show any significant earnings growth until the second half of 2006. But we still foresee a strong year overall, and feel comfortable with an earnings per share goal of $1.93 per share, which is equivalent to $2.01 per share before the stock option expense, or 10% above last year.”

As previously reported, at its January 25 Board meeting, the Company declared a quarterly dividend of 6 cents per share. The dividend will be payable March 1, 2006 to stockholders of record at the close of business on February 6, 2006. This is the Company’s 420th regular quarterly dividend.

Church & Dwight will host a conference call to discuss fourth quarter and full year 2005 results on February 7 at 12:30 p.m. (ET). To participate, dial in at 800-435-1261, access code: 90462232. A replay will be available two hours after the call at 888-286-8010, access code: 69620170, as well as on the Company’s website. Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, margin improvement, marketing spending, pricing changes in certain of its products and the timing of benefits from such pricing changes, new product introductions, the effect of the SpinBrush acquisition and the timing of the operational transition to Church & Dwight, earnings per share, and the adoption of certain accounting principles and the anticipated effect of such principles on earnings per share. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, unanticipated delays in the transition of the SpinBrush business, and increased marketing spending. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the divestiture of assets. For a description of additional cautionary statements, see Church & Dwight’s quarterly and annual reports filed with the SEC.

# # #

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Preliminary)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Net Sales	$431,274	$404,976	$1,736,506	$1,462,062
Cost of sales	290,942	248,415	1,099,506	928,674

Gross profit	140,332	156,561	637,000	533,388
Marketing expenses	42,723	49,858	183,422	161,183
Selling, general and administrative expenses	65,704	68,239	240,802	200,452

Income from Operations	31,905	38,464	212,776	171,753
Equity in earnings of affiliates	911	1,356	4,790	15,115
Other income (expense), net	(11,984)	(24,653)	(42,683)	(59,425)

Income before minority interest and taxes	20,832	15,167	174,883	127,443
Income taxes	4,671	3,252	52,068	38,631
Minority Interest	(66)	(13)	(91)	4

Net Income	$16,227	$11,928	$122,906	$88,808

Net Income per share - Basic	$0.25	$0.19	$1.92	$1.44
Net Income per share - Diluted	$0.25	$0.18	$1.83	$1.36

Dividend per share	$0.06	$0.06	$0.24	$0.23
Weighted average shares outstanding - Basic	64,333	62,546	63,857	61,868
Weighted average shares outstanding - Diluted	66,185	65,074	69,289	68,066

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Preliminary)
(Dollars in thousands)			Dec. 31, 2005	Dec. 31, 2004
Assets
Current Assets
Cash, equivalents and securities			$127,107	$145,540
Accounts receivable			187,863	166,203
Inventories			156,224	148,898
Other current assets			24,165	33,155

Total Current Assets			495,359	493,796

Property, Plant and Equipment (Net)			326,903	332,204
Equity Investment in Affiliates			10,855	13,255
Intangibles and other assets			1,124,577	1,038,743

Total Assets			$1,957,694	$1,877,998

Liabilities and Stockholders’ Equity
Short-Term Debt			$121,282	$104,036
Other Current Liabilities			288,763	253,503

Total Current Liabilities			410,045	357,539

Long-Term Debt			635,261	754,706
Other Long-Term Liabilities			220,760	205,723
Stockholders’ Equity			691,628	560,030

Total Liabilities and Stockholders’ Equity			$1,957,694	$1,877,998

SUPPLEMENTARY INFORMATION

The following discussion addresses the reconciliations below and in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Reported and Combined Adjusted Organic Net Sales

The press release provides information regarding reported and combined organic sales adjusted to exclude the effect of foreign exchange adjustments, the impact of changes in estimates of promotion reserves, and a minor acquisition. Management believes that the presentation of adjusted reported and combined organic net sales is useful to investors because it enables them to assess, on a consistent basis, sales of Church & Dwight and unconsolidated equity investees products that were marketed by Church & Dwight or its unconsolidated equity investees during the entirety of relevant periods. In addition, the exclusion of the above-mentioned items is useful to investors since they are not necessarily reflective of day-to-day operations within a discrete period.

(Dollars in Millions)
	Three Months Ended		Percent Change
	12/31/2005	12/31/2004
Net Sales As Reported	$431.3	$405.0	6.5%
Adjustments:
Foreign Exchange	0.5	—
Acquisition	(3.0)	—
Reversal of Promotion Reserves	(3.7)	(5.9)

Adjusted Net Sales	$425.1	$399.1	6.5%

	Twelve Months Ended		Percent Change
	12/31/2005	12/31/2004
Net Sales As Reported	$1,736.5	$1,462.1	19%
Plus: Armkel	—	192.7
Other Equity Investees	60.6	55.8
Less: Inter Company Eliminations	(9.8)	(8.5)

Combined Net Sales Including Investees	1,787.3	1,702.1	5%
Adjustments:
Foreign Exchange	(9.8)	—
Acquisition	(4.0)	—
Reversal of Promotion Reserves	(8.6)	(10.8)

Adjusted Net Sales	$1,764.9	$1,691.3	4.4%

Adjusted EBITDA

Management believes that Adjusted EBITDA is an important measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy an important financial covenant in the Company’s principal credit agreement. Set forth below is a reconciliation of the Company’s Adjusted EBITDA to net cash flow provided by operating activities, the most directly comparable GAAP measure.

Adjusted EBITDA
Reconciliation of Net Cash Provided By
Operating Activities to Adjusted EBITDA
(Dollars in Millions)

Net Cash Provided by Operating Activities	$191.3
Interest Expense	45.3
Current Income Tax Provision	50.7
Change in Working Capital & Other Liabilities	2.4
Investment Income	(4.0)
Other	3.0

Church & Dwight Adjusted EBITDA	$288.7

Combined Product Line Information

The following tables reconcile the Company’s reported product line net sales, gross profit, marketing expenses, SG&A expenses and operating profit to the combined amounts for the Company and its unconsolidated equity investees for the quarters and year ended December 31, 2005, and December 31, 2004. The reconciliation reflects the elimination of intercompany sales and the reclassification of the administrative costs of production planning and logistics functions. Management believes this information is useful to investors because the businesses of the Company and its unconsolidated equity investees are managed on a combined basis, and management uses combined performance measures to analyze performance and develop financial objectives. Moreover, since the results of operations of the former Armkel business have been included in Church & Dwight’s consolidated statements of income beginning on May 29, 2004, the information enhances comparability over the relevant periods.

Church & Dwight Co., Inc

Product Line Net Sales, Gross Profit and Operating Profit

Including Unconsolidated Affiliates

4th Quarter and Twelve Months 2005 vs. 2004

Dollars in Millions

	Three Months Ended December 31, 2005
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Household Products	$183.5	$—	$—	$—	$183.5
Personal Care Products	$115.0	$—	$—	$—	$115.0

Consumer Domestic	$298.5	$—	$—	$—	$298.5
Consumer International	$75.4	$—	$—	$—	$75.5

Total Consumer Net Sales	$373.9	$—	$—	$—	$373.9
Specialty Products Division	$57.4	$—	$14.6	$(2.6)	$69.4

Total Net Sales	$431.3	$—	$14.6	$(2.6)	$443.3
Gross Profit	$140.3	$—	$3.2	$7.4	$150.9
% of Net Sales	32.5%		21.9%		34.0%
Marketing	$42.7	$—	$0.1		$42.8
% of Net Sales	9.9%		0.7%		9.6%
SG&A	$65.7	$—	$1.4	$7.4	$74.5
% of Net Sales	15.2%		9.3%		16.8%
Operating Profit	$31.9	$—	$1.7	$—	$33.6
% of Net Sales	7.4%		11.9%		7.6%

	Three Months Ended December 31, 2004
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Household Products	$170.7	$—	$—	$—	$170.7
Personal Care Products	$112.2	$—	$—	$—	$112.2

Consumer Domestic	$282.9	$—	$—	$—	$282.9
Consumer International	$69.0	$—	$—	$—	$69.0

Total Consumer Net Sales	$351.9	$—	$—	$—	$351.9
Specialty Products Division	$53.1		$14.4	$(1.9)	$65.6

Total Net Sales	$405.0	$—	$14.4	$(1.9)	$417.5
Gross Profit	$156.6	$—	$4.0	$3.6	$164.2
% of Net Sales	38.7%		27.8%		39.3%
Marketing	$49.9	$—	$—		$49.9
% of Net Sales	12.3%		0.0%		12.0%
SG&A	$68.2	$—	$1.2	$3.6	$73.0
% of Net Sales	16.8%		8.3%		17.5%
Operating Profit	$38.5	$—	$2.8		$41.3
% of Net Sales	9.5%		19.4%		9.9%

	Twelve Months Ended December 31, 2005
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Household Products	$713.5	$—	$—	$—	$713.5
Personal Care Products	$504.7	$—	$—	$—	$504.7

Consumer Domestic	$1,218.2	$—	$—	$—	$1,218.2
Consumer International	$297.3	$—	$—	$—	$297.3

Total Consumer Net Sales	$1,515.5	$—	$—	$—	$1,515.5
Specialty Products Division	$221.0	$—	$60.6	$(9.8)	$271.8

Total Net Sales	$1,736.5	$—	$60.6	$(9.8)	$1,787.3
Gross Profit	$637.0	$—	$14.8	$20.7	$672.5
% of Net Sales	36.7%		24.4%		37.6%
Marketing	$183.4	$—	$0.4		$183.8
% of Net Sales	10.5%		0.7%		10.3%
SG&A	$240.8	$—	$4.9	$20.7	$266.4
% of Net Sales	13.9%		8.1%		14.9%
Operating Profit	$212.8	$—	$9.5	$—	$222.3
% of Net Sales	12.3%		15.6%		12.4%

	Twelve Months Ended December 31, 2004
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Household Products	$680.3	$—	$—	$—	$680.3
Personal Care Products	$396.8	$92.1	$—	$—	$488.9

Consumer Domestic	$1,077.1	$92.1	$—	$—	$1,169.2
Consumer International	$176.7	$100.6	$—	$(0.7)	$276.6

Total Consumer Net Sales	$1,253.8	$192.7	$—	$(0.7)	$1,445.8
Specialty Products Division	$208.3	$—	$55.8	$(7.8)	$256.3

Total Net Sales	$1,462.1	$192.7	$55.8	$(8.5)	$1,702.1
Gross Profit	$533.4	$109.9	$13.7	$15.4	$672.4
% of Net Sales	36.5%	57.0%	24.6%		39.5%
Marketing	$161.2	$25.7	$0.4	$—	$187.3
% of Net Sales	11.0%	13.3%	0.7%		11.0%
SG&A	$200.4	$45.0	$4.7	$15.4	$265.5
% of Net Sales	13.8%	23.4%	8.4%		15.6%
Operating Profit	$171.8	$39.2	$8.6	$—	$219.6
% of Net Sales	11.8%	20.3%	15.4%		12.9%

**	Adjustments include: elimination of intercompany sales with unconsolidated affiliates, reclassification of the administrative costs of production planning and logistics functions that are not directly attributable to the manufacturing process, from cost of sales to SG&A.